Exhibit 99.1

NEWS RELEASE Dayton, OH February 22, 2005

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 22, 2005

MTC TECHNOLOGIES, INC. REPORTS QUARTERLY AND FULL YEAR

RECORDS FOR REVENUE, NET INCOME AND EARNINGS PER SHARE

2004 Full Year Net Income Up 41.4% on 44.7% Increase in Revenue

DAYTON, OH, February 22 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported results for the quarter and year ended December 31, 2004.

Quarterly Financial Highlights (4th quarter ’04 compared to 4th quarter ’03):

•	Revenues increased 28.2% to $76.4 million, an increase of $16.8 million

•	Organic revenue growth of approximately 11% for the 4th quarter of 2004

•	Operating income increased 27.6% to $8.3 million, an increase of $1.8 million

•	Net income increased 25.0% to $5.0 million, an increase of $1.0 million

•	EBITDA increased 32.6% to $9.3 million, an increase of $2.3 million

•	Diluted earnings per share of $0.32 for the 4th quarter of 2004 (which includes the $0.05 dilution created by the Company’s follow-on stock offering completed in February 2004) compared to diluted earnings per share of $0.30 for the 4th quarter of 2003

•	Funded backlog at approximately $316 million at December 31, 2004 versus $166 million at December 31, 2003

Year-End Financial Highlights (full year 2004 compared to full year 2003)

•	Revenues increased 44.7% to $273.0 million, an increase of $84.3 million

•	Organic revenue growth of approximately 17% for the year ended December 31, 2004

•	Operating income increased 41.3% to $28.8 million, an increase of $8.4 million

•	Net income increased 41.4% to $17.7 million, an increase of $5.2 million

•	EBITDA increased 48.6% to $32.0 million, an increase of $10.5 million

•	Diluted earnings per share of $1.15 for the year ended December 31, 2004 (which includes the $0.17 dilution created by the Company’s follow-on stock offering completed in February 2004) compared to diluted earnings per share of $0.95 for the year ended December 31, 2003

Raj Soin, Founder and Chairman of the Board, noted, “The fourth quarter was a fitting close to an excellent year for the Company with a continuation of strong growth and above average profitability. The recent acquisitions further enhance our capabilities in strategic growth markets. The Board of Directors is very pleased with the financial results achieved for the year and with the strategic direction of the Company”.

Record 4th Quarter Results:

Record revenues of $76.4 million for the quarter ended December 31, 2004, reflected a 28.2% increase over the $59.6 million recorded in the same period of 2003. Organic growth of nearly 11% accounted for $6.4 million of the $16.8 million increase in revenues. Revenue from businesses acquired accounted for the remaining $10.4 million of the increase in revenue.

Gross profit of $12.2 million for the quarter ended December 31, 2004, increased $2.9 million over the $9.3 million recorded in the same period of 2003, primarily due to the increase in revenue. Gross profit as a percentage of revenue increased to 16.0% from 15.6% in the same period of 2003. This increase in gross margin percentage was primarily due to an increase in direct work performed by our employees and a decrease in subcontractor-based revenues in the fourth quarter of 2004. During the fourth quarter of 2004, our direct work was approximately 81% of revenue as compared to approximately 58% during the fourth quarter of 2003.

Operating income for the quarter ended December 31, 2004 increased 27.6% to $8.3 million, compared to $6.5 million recorded in the quarter ended December 31, 2003. The increase primarily reflects the increased gross profit, partially offset by higher general and administrative expenses and acquisition-related intangible asset amortization.

Net income for the quarter ended December 31, 2004 was $5.0 million, a 25.0% increase over fourth quarter 2003 net income of $4.0 million. EBITDA of $9.3 million was 12.1% of revenue for the quarter ended December 31, 2004, which was a 32.6% increase over the $7.0 million, or 11.7% of revenue, reported in the same period of 2003. Fully diluted earnings per share for the fourth quarter of 2004 were $0.32 compared to fully diluted earnings per share of $0.30 for the fourth quarter of 2003. The shares issued in connection with the public offering completed in the first quarter of 2004 increased the December 31, 2004 diluted weighted average shares outstanding by 2,250,000 shares, which resulted in a decrement to our fully diluted earnings per share of about $0.05 per share.

David Gutridge, Chief Executive Officer of MTC noted, “Our team did a great job in 2004 of delivering a balance of strong organic growth and acquiring new capabilities to enhance future organic growth. The acquisition of Command Technologies, Inc. in July of 2004 gave us a great leg up in the National Security arena and the recently announced acquisitions of Manufacturing Technology, Inc. and OnBoard Software, Inc. will be substantive additions to our strategic thrust to become a premier solution provider in the modernization and sustainment of aging aircraft. We believe both of these areas represent solid growth potential.”

Year-ended December 31, 2004 Highlights:

Revenues for the year ended December 31, 2004 increased 44.7% to $273.0 million, an increase of $84.3 million over revenue of $188.7 million in 2003. Organic growth of approximately 17% accounted for $31.9 million of the $84.3 million increase in revenues. Gross profit for the year ended December 31, 2004 increased 41.6% to $43.4 million, an increase of $12.8 million over 2003. Gross profit as a percentage of revenue decreased in 2004 to 15.9% from 16.2% in 2003, primarily due to the increase in cost plus contracts. Operating income of $28.8 million for the year ended December 31, 2004 increased 41.3% from the operating income of $20.4 million recorded during 2003.

Net income for the year ended December 31, 2004 was $17.7 million, a 41.4% or $5.2 million increase over net income of $12.5 million for the same period in 2003. EBITDA of $32.0 million was 11.7% of revenue for the year ended December 31, 2004, which was a 48.6% increase over the $21.6 million, or 11.4% of revenue, reported in 2003. Fully diluted earnings per share for the year ended December 31, 2004 were $1.15 compared to fully diluted earnings per share of $0.95 for the year ended December 31, 2003. Shares issued in connection with the public offering completed in February 2004 increased the December 31, 2004 diluted weighted average shares outstanding by approximately 1,950,000 shares, which decremented our fully diluted earnings per share calculation by approximately $0.17 per share.

Company Guidance:

The Company provided revised guidance for 2005 to include the expected results of OnBoard Software, Inc. and Manufacturing Technology, Inc., which were acquired in the first two months of 2005. Mike Gearhardt, Senior Vice President and Chief Financial Officer of MTC stated that, “We are excited about the prospects for 2005. Achievement of the mid-point of our 2005 revenue guidance reflects total revenue growth in excess of 48% and organic revenue growth of approximately 20%.” The table below summarizes the guidance ranges for first quarter of 2005 and full year 2005.

	All amounts except earnings per share in thousands
	Revenue	Net Income	Earnings per Share	Est. Avg. Share
First Quarter 2005	$78,000-$82,000	$4,400 - $5,000	$0.28 - $0.32 – Basic	15,750
			$0.28 - $0.32 – Diluted	15,800

Full Year 2005	$400,000 - $413,000	$22,500 - $24,700	$1.43 - $1.57 – Basic	15,750
			$1.42 - $1.56 – Diluted	15,850

4th Quarter Earnings Conference Call:

The Company will conduct a conference call today at 10:00 a.m. EST to discuss its fourth quarter and full year 2004 results. To obtain the dial-in number, please call our Director of Investor Relations at 937-252-9199. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available through the site for 15 days.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the federal government. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, and by Washington Technology as second in revenue growth among the “Top 100” of IT Federal Prime Contractors, MTC employs nearly 2,500 people in more than 30 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including the results from MTC’s acquisition of Manufacturing Technology, Inc. and OnBoard Software,Inc. are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions, including Command Technologies, Inc., Manufacturing Technology, Inc. and OnBoard Software, Inc.; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

Selected detailed financial information follows. For further information on MTC, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	December 31, 2004	December 31, 2003
Current assets	$114,697	$67,748
Current liabilities	43,729	35,209
Working capital	70,968	32,539
Cash	31,015	15,050
Accounts receivable	72,541	46,004
Total bank debt	—	—
Stockholders’ equity	147,161	65,235
Total assets	193,811	102,267

As of February 21, 2005, MTC had $74 million of interest-bearing debt outstanding, primarily as the result of the acquisitions of OnBoard Software, Inc. and Manufacturing Technology, Inc.

Days Sales Outstanding (DSO’s) in accounts receivable at December 31, 2004 and 2003 were 89 and 65 days, respectively.

The increase in DSO’s is primarily due to a delay in completing the integration of Command Technologies, Inc. Compared to 2004, DSO’s at December 31, 2003 were positively impacted by increased product deliveries under fixed price contracts, resulting in the Company’s ability to bill and collect in a shorter time frame than our traditional service contracts.

Reconciliation Between Net Income and EBITDA (in thousands):

	Three months ended December 31, 2004	Three months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003
Net income	$4,965	$3,971	$17,661	$12,489
Income tax expense	3,444	2,573	11,685	8,181
Net interest income	(137)	(63)	(547)	(288)
Depreciation and amortization	1,003	513	3,239	1,172

EBITDA	$9,275	$6,994	$32,038	$21,554

EBITDA is equal to the sum of income before income taxes (less)/plus net interest (income)/expense, plus depreciation and amortization. The Company discloses EBITDA because a significant portion of the Company’s growth is from acquisitions, and management believes that EBITDA, which excludes intangible amortization relating to acquisitions, is a more appropriate indicator of the Company’s performance from period to period and relative to its peers.

MTC Technologies, Inc.

Condensed Consolidated Statements of Income

(Dollars in Thousands Except Per Share and Share Data)

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Revenue	$76,434	$59,611	$273,027	$188,707
Gross profit	12,244	9,275	43,405	30,649
General and administrative expenses	3,164	2,408	12,098	9,525
Intangible asset amortization	808	386	2,508	742
Operating income	8,272	6,481	28,799	20,382
Net interest income	137	63	547	288
Income before income tax expense	8,409	6,544	29,346	20,670
Income tax expense	3,444	2,573	11,685	8,181
Net income	4,965	3,971	17,661	12,489

Earnings per share: Basic	$0.32	$0.30	$1.15	$0.95
Diluted	$0.32	$0.30	$1.15	$0.95

Weighted average common shares outstanding:
Basic	15,628,816	13,209,853	15,300,608	13,083,578
Diluted	15,696,604	13,329,600	15,347,548	13,185,424

FOR FURTHER INFORMATION, CONTACT:

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.